Execution Copy

European Management Term Sheet
Set forth below are the key terms that will apply in respect of the consideration to be received by the Manager (as defined below) in connection with, and upon, the closing of the transactions (collectively, the “Transaction”) contemplated by the Purchase Agreement (the “Purchase Agreement”) by and among Tommy Hilfiger Group BV (together with its subsidiaries, the “Company”), and certain of the Company’s affiliates, and Phillips-Van Heusen Corporation (“Buyer”), and certain of Buyer’s affiliates.

Name:	Daniel Grieder (“Manager”).
Terms and Conditions of Employment:
Except as set forth in this term sheet, the terms and conditions of Manager’s employment will remain the same as those in effect as of the closing of the Transaction (the “Closing”; the date of the Closing is referred to herein as the “Effective Date”), and Manager’s current employment agreement (if any) will remain in effect. In addition, Manager will be eligible to participate in Buyer’s stock incentive plan consistent with similarly situated management members of Buyer and its subsidiaries, including, following the Effective Date, the Company (collectively, the “Buyer Group”), subject to confirmation of legal and regulatory requirements.

Transaction Consideration:
Upon the consummation of the Transaction and subject to Manager’s continued compliance with the terms of the Participation Agreement by and between Manager, the Stichting Administratiekantoor Elmira (the “Stichting”) and Elmira 1 B.V. (the “Participation Agreement”) through the Effective Date, Manager will be entitled to consideration in respect of the number of “Depositary Receipts” (as defined in the Participation Agreement”) issued to Manager by the Stichting and, if applicable, the “Option” to purchase the number of “Option Depositary Receipts” (as each such term is defined in that certain Option Agreement by and among Manager, Luxembourg Elmira 1 Sarl and the Stichting) that Manager has purchased or received from the Stichting, in the amounts described and (other than as set forth in this term sheet) in accordance with the terms of the Participation Agreement and the Purchase Agreement (collectively, the “Transaction Consideration”). Transaction Consideration to be received by Manager will be subject to the same purchase price adjustments and escrow arrangements as apply to the other selling shareholders.

Cash Consideration:	60% of the Transaction Consideration shall be payable to Manager in cash as soon as practicable (and in any event, no later than 10 days) after the Effective Date.

Vested Stock Consideration:
35% of the Transaction Consideration shall be payable to Manager in the form of fully-vested shares of common stock, $1.00 par value, of Buyer (the “Common Stock”), based on the per share price of the Common Stock provided for the payment of consideration to the “Sellers” as such term is defined in, and such price is determined pursuant to, the Purchase Agreement (such vested shares of Common Stock are referred to herein as the “Vested Stock”). The Vested Stock shall be registered in Manager’s name and held in an escrow account or similar arrangement, and shall be released to Manager in three equal installments on each of the first three anniversaries of the Effective Date or as soon thereafter as is reasonably practicable (but in no event more than five business days thereafter); provided, however, that if Manager’s employment is terminated by the Buyer Group with “Cause” (as defined below) or Manager resigns without “Good Reason” (as defined below) prior to the 18-month anniversary of the Effective Date, then any unreleased Vested Stock shall be released to Manager on the third anniversary of the Effective Date or as soon thereafter as is reasonably practicable (but in no event more than five business days thereafter).

Restricted Stock Consideration:
5% of the Transaction Consideration shall be payable to Manager in the form of restricted shares of Common Stock based on the per share price of the Common Stock provided for the payment of consideration to the Sellers pursuant to the Purchase Agreement (the “Restricted Stock”). The Restricted Stock shall be registered in Manager’s name and held in a non-bankruptcy remote escrow account or similar arrangement and shall vest in full, become free of any restrictions on the earlier of (i) the second anniversary of the Effective Date, subject to Manager’s continued employment through such date, or (ii) the date of the termination of Manager’s employment by the Buyer Group without Cause, Manager for Good Reason or due to Manager’s death or “Disability” (as defined below) prior to such date. The Restricted Stock shall be released to Manager on such anniversary or date of termination of employment, as the case may be, or as soon thereafter as is reasonably practicable (but in no event more than 10 business days thereafter). As used herein, the term “Disability” means that Manager becomes physically or mentally disabled, whether totally or partially, such that he or she is prevented from performing his/her usual duties and services hereunder for a period of 120 consecutive days or for shorter periods aggregating 120 days in any 12-month period.

If Manager’s employment with the Buyer Group terminates for any other reason prior to the second anniversary of the Effective Date, the Restricted Stock will be forfeited to Buyer without consideration to Manager and will become part of a pool of restricted shares of Common Stock issued to other persons who are party to Management Term Sheets substantially identical to this Management Term Sheet, whether directly or through an attorney-in-fact (“Management Participants”) and which are forfeited by such Management Participants during the period from the Effective Date through the second anniversary of the Effective Date pursuant to the terms of their Management Term Sheets. The shares in such pool will be distributed as of the second anniversary of the Effective Date or as soon thereafter as is reasonably practicable (but in no event more than 10 business days thereafter) to Management Participants who have vested in their underlying awards of restricted shares, based on the relative number of restricted shares of Common Stock issued to each such Management Participant at the Effective Date to the total number of restricted shares of Common Stock issued to all Management Participants as of the Effective Date;[1] provided, however, if no such restricted shares have vested as of such distribution date, the forfeited restricted shares in such pool shall be distributed instead to the other former non-management shareholders of the Company.

Cause:
For purposes of this term sheet, “Cause” shall mean (1) gross negligence or willful misconduct, as the case may be, in the performance of the material responsibilities of Manager's office or position, which results in material economic harm to the Company or its affiliates or in material reputational harm causing demonstrable injury to the Company or its affiliates; (2) the willful and continued failure of Manager to perform substantially Manager's duties for the Company or any affiliate (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Manager by the Board of Directors of the Company (the “Board”) or the Company that specifically identifies the manner in which the Board or the Company believes that Manager has not substantially performed Manager's duties, and Manager has not cured such failure to the reasonable satisfaction of the Board or the Company within 20 days following Manager's receipt of such written demand;

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1 By way of example, assume that (i) 10 restricted shares are issued to each of 10 Company employees at the Effective Date pursuant to term sheets identical or substantively identical to this one, for a total of 100 restricted shares, and (ii) two of those employees resign prior to the second anniversary of the Effective Date, thereby forfeiting 20 shares. Ignoring fractional shares, the eight employees who remain employed through the second anniversary of the Effective Date will each receive 1/8 of the 20 shares, computed as 10/80 for each employee.

 (3) Manager is convicted of, or pleads guilty or nolo contendere to, a felony within the meaning of U.S. Federal, state or local law (other than a traffic violation); (4) Manager having willfully divulged, furnished or made accessible to anyone other than the Company, its directors, officers, employees, auditors and legal advisors, otherwise than in the ordinary course of business, any confidential information (as hereinafter defined); or (5) any act or failure to act by Manager, which, under the provisions of applicable law, disqualifies Manager from acting in any or all capacities in which he is then acting for the Company.
For purposes of this provision, no act or failure to act, on the part of Manager, shall be considered “willful” unless it is done, or omitted to be done, by Manager in bad faith or without reasonable belief that Manager's action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Board or the Chief Executive Officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Manager in good faith and in the best interests of the Company.

Good Reason:
For purposes of this term sheet, “Good Reason” means the occurrence of any of the following events or circumstances without Manager’s prior written consent:

(1) the assignment to Manager of any duties inconsistent in any material respect with Manager's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as in effect immediately prior to the Effective Date, or any other action by the Company that results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose (i) any changes in Manager’s title, authority or responsibilities solely attributable to the integration process resulting from the Transaction; (ii) an isolated, insubstantial and inadvertent action not taken in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by Manager; and (iii) the assignment of additional or alternate duties or responsibilities to Manager in connection with Manager’s professional development or the reallocation of some of Manager’s duties or responsibilities to other executives of the Company in connection with the evolution of Manager’s position;

(2) a reduction of Manager’s base salary or bonus opportunity as in effect from time to time;
(3) Buyer’s breach of its obligations regarding compensation and benefit continuation pursuant to Section 6.8(a) of the contemplated Purchase Agreement which breach affects Manager (it being understood that, for the avoidance of doubt, Manager shall not be a third-party beneficiary to such Purchase Agreement); or
(4) the Company requiring that Manager’s services be rendered primarily at a location or locations more than 60 miles from the location where Manager primarily provides such services as of the date of this Management Term Sheet, except for travel, and visits to Company offices and facilities worldwide, reasonably required to attend to the Buyer Group’s business.
In order to invoke a termination for Good Reason, Manager must provide written notice to the Company of the existence of one or more of the conditions described in clauses (1) through (4) within 30 days following Manager’s knowledge of the initial existence of such condition or conditions, specifying in reasonable detail the conditions constituting Good Reason, and the Company shall have 30 days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition if such condition is reasonably subject to cure. In the event that the Company fails to remedy the condition constituting Good Reason during the applicable Cure Period, the Manager’s termination of employment must occur, if at all, within 30 days following such Cure Period in order for such termination as a result of such condition to constitute a termination for Good Reason.

Stichting:
Manager hereby consents and agrees that the Stichting may transfer the shares in Elimra 1 B.V. represented by such Manager’s Depositary Receipts in accordance with the Purchase Agreement and that the Stichting may take each and every action necessary to consummate the transactions contemplated in the Purchase Agreement and grants the Stichting all powers necessary to effect all of the foregoing. Manager consents and agrees to any amendment or waiver necessary in connection therewith under or pursuant to the Participation Agreement and/or the articles of association and other governing documents of the Stichting and the Depositary Receipts and Options issued by the Stichting and any ancillary or related agreements.

Additional Agreements:
Manager will enter into such additional agreements as are determined by Buyer to be necessary to effectuate the terms of this Management Term Sheet and the actions contemplated hereby, including, to the extent necessary, an agreement with the Stichting with respect to Manager’s receipt, and the form, of Transaction Consideration.

Governing Law:	Netherlands.

By signing below, the parties agree that this Management Term Sheet will be binding upon the parties as of the Effective Date. This Management Term Sheet will not be effective unless and until the Closing occurs. The parties intend to complete full documentation based on these terms and other terms customary for transactions of this type, which will supersede this term sheet.
Signed,

Manager	PHILLIPS-VAN HEUSEN CORPORATION
By: /s/ Daniel Grieder Daniel Grieder	By: /s/ Mark D. Fischer Name: Mark D. Fischer Senior Vice President

Date: March 10, 2010

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